FORENSIC TECHNOLOGIES INTERNATIONAL CORPORATION

                              ARTICLES OF AMENDMENT

Forensic Technologies International Corporation, a Maryland corporation having its principal office in Anne Arundel County, hereby certifies to the Maryland State Department of Assessments and Taxation that:

FIRST: Forensic Technologies International Corporation, a Maryland corporation (the "Corporation"), desires to amend its Charter as currently in effect.

SECOND: The following provisions are all of the provisions of the Charter as amended:

               ARTICLE FIRST: Article First be and hereby is amended to change the name of the Corporation and to read in its entirety as follows:

               "ARTICLE FIRST: The name of the Corporation (which is hereinafter called the Corporation) is:

                              FTI CONSULTING, INC.

THIRD: (A) The directors of the Corporation by unanimous written consent adopted a resolution that described the foregoing amendment of the Charter, declaring that said amendment was advisable and directing that said amendment be submitted for approval by the stockholders.

          (B) The holders of all classes of outstanding capital stock of the Corporation entitled to vote on the Amendment to the Articles of Incorporation of the Corporation approved this amendment of the Charter on May 20, 1998 by a majority of the stockholders at the Annual Meeting of the Stockholders of the Corporation, at which a quorum was present in person or by proxy and was acting throughout.

FOURTH: As of immediately prior to this amendment, the total number of shares of all classes of stock which the Corporation had authority to issue was 20,000,000, of which 16,000,000 were Common Stock having a par value of $.01 per share, for a total aggregate par value of $160,000 and 4,000,000 shares were Preferred Stock having a par value of $.01 per share, for a total aggregate par value of $40,000. These Articles of Amendment do not make any change to the authorized capital stock of the Corporation.

FIFTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties of perjury.

          IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on May 20, 1998.

WITNESS:                                         FTI CONSULTING, INC.

/s/      Gary Sindler                            /s/      Jack B. Dunn, IV
--------------------------                      -------------------------------
Gary Sindler                                     Jack B. Dunn, IV
Secretary                                        President

[CORPORATE SEAL]